RESOLUTIONS OF THE

BOARD OF DIRECTORS OF

APPLIED MATERIALS, INC.

Adopted on June 22, 2000

AMENDMENT TO BYLAWS

RESOLVED that Section 2.13 of the Bylaws of this Company be amended to read in full as follows:

"2.13 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy, but no such proxy shall be voted or acted upon after one year from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally."

RESOLVED, FURTHER, that Section 4.1 of the Bylaws of this Company be amended to read in full as follows:

"4.1 Committees of Directors. To the fullest extent provided by law, the board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it."